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EXHIBIT 25

                         CHANGE OF CONTROL AGREEMENT

         This Change of Control Agreement ("Agreement") made and entered into this third day of February, 2003 by and between RICHARD T. FLENNER, JR. (the "Employee"), and GLB BANCORP, an Ohio corporation having its principal place of business in Mentor, Ohio (the "Company").

                             W I T N E S S E T H :

         WHEREAS, the Employee has requested that the Company provide Employee with certain assurances in the event of the occurrence of a change of control as hereinafter set forth; and

         WHEREAS, Employee is a valuable member of Company's Management, who currently serves as Company's President and as a member of Company's Board of Directors; and

         WHEREAS, Company desires to provide Employee with the assurances requested by Company in the event of a change of control.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         1. TERMINATION OF EMPLOYMENT BY EMPLOYEE FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL

         Company agrees that Employee may terminate his employment by Company for "Good Reason" as hereinafter defined by written notice to Company in connection with or within nine (9) months following the occurrence of a "Change of Control" as hereinafter defined.

         For purposes hereof, "Good Reason" shall mean the occurrence in connection with or within nine (9) months following a Change of Control of any of the following events:

                  1.1 Change in Status   Any termination of the Employee's
employment, or any change in the Employee's status, title, position, responsibilities, or general work environment with which the Employee is dissatisfied in the Employee's sole and absolute discretion, unless any of the foregoing are due to (i) Employee's permanent and total disability; (ii) governmental action; or (iii) in the case of termination, unless such termination is for "Cause" as hereinafter defined.

                  1.2  Reduction in Compensation   A reduction by the Company
in the Employee's salary or bonus compensation.

                  1.3 Relocation The relocation of the Employee's principal place of employment to a location that is more than twenty (20) miles from Mentor, Ohio.

                  1.4 Reduction in Benefits   The failure by the Company to
continue to provide the Employee with benefits substantially similar to those provided to Employee immediately prior to said Change in Control.

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         2.    CHANGE IN CONTROL, PAYMENTS TO EMPLOYEE

                  2.1 Compensation to Employee   If there is a Change in Control
of the Company during the term of this Agreement, the Employee shall be entitled to termination payments as provided in Section 3 hereof in the event that Employee's employment by Company is involuntarily terminated in connection with or within nine (9) months after the Change in Control, unless such termination is on account of Employee's disability, governmental actions, or for Cause. The Employee shall likewise be entitled to such payments as are provided for in Section 3 of this Agreement in the event that the Employee's employment by Company is terminated by Employee for Good Reason in connection with or within nine (9) months after the occurrence of a Change in Control.

                  2.2   Definition of Change in Control   For purposes of this
Agreement, a "Change in Control" shall mean:

                           (a) the acquisition by a person or persons acting in concert of the power in vote 50% or more of any class of the Company's voting securities;

                           (b) the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving company is represented by shares held by persons who were shareholders of the Company prior to such merger or consolidation; or

                           (c) the Company shall have sold substantially all of its assets to another person. The term "person" refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.


         3   PAYMENTS UPON CHANGE OF CONTROL

         In the event of the involuntary termination of Employee's employment by Company or its successor in connection with or within nine (9) months after a Change in Control, unless such termination is due to Employee's disability, or to governmental actions, or is for Cause; or in the event that Employee elects to terminate his employment by Company for Good Reason in accordance with the provisions of Section 1 hereof in connection with or within nine (9) months of a Change of Control, then Employee shall be entitled to receive from Company all compensation and benefits through the effective date of such termination, plus an additional amount equal to two (2) times Employee's then current annual salary, such sum to be paid within ninety (90) days following the occurrence of the event entitling Employee to such additional sums. Any amount due Employee pursuant to this provision which is not paid within ninety
(90) days shall bear interest at the rate of ten percent (10%) per annum. Employee's entitlement to such payments shall not be reduced or offset on account of any compensation earned or received by the Employee from any other employer or source.

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         4.       TERMINATION OF EMPLOYEE'S EMPLOYMENT FOR CAUSE

                  The Company may at any time by written notice to the Employee, terminate Employee's employment and discharge the Employee for "Cause", whereupon the respective rights and obligations of the parties hereunder shall likewise terminate (except as otherwise expressly herein provided). As used herein, the term for "Cause" shall be deemed to include, without limitation, chronic alcoholism, drug addiction, conviction of any crime (other than a traffic offense) involving dishonesty or moral turpitude, misappropriation of any money or other assets or properties of the Company, or other acts of dishonesty, material failure by Employee, in the judgment of Company's Chairman, or Vice-Chairman as ratified by a resolution by Company's Board of Directors, to perform his duties after written notice thereof and a fifteen (15) day period in which to cure such failure, and failure to cure such breach within fifteen (15) days after written notice thereof.

         5. PROTECTION OF CONFIDENTIAL INFORMATION, NON-SOLICITATION; NON-INDUCEMENT; REMEDIES; AND EXPENSES

                  5.1 Confidential Information. The Employee agrees that at all times hereafter (including times during and after his term of employment) he will not, either directly or indirectly, disseminate or make use of any of the confidential business and technical information of the Company or its customers, regardless of how such information may have been acquired. Such confidential information shall be considered to include, without limitation, advertising policies and procedures, financial information, the identity and lists of actual and potential customers, and any product used by the Company, all to the extent that such information is not intended for dissemination in the industry. Furthermore, the Employee agrees that upon termination of his employment with the Company, he will promptly return to the Company all memoranda, notes, records, reports, manuals and other documents (and all copies thereof) relating to the Company's business which he may then possess or have under his control.

                  5.2 No Solicitation of Employees or Customers. The Employee further agrees that during the term of his employment with the Company and for a period of nine (9) months from the termination of such employment he will not:

         (a) In any manner induce, attempt to induce, or assist others to induce or attempt to induce any employee, agent, representative, or other person employed by or associated with the Company, to terminate such employment or association, nor in any manner, directly or indirectly interfere with the relationship between the Company and any of such persons; or

         (b) In any manner induce or attempt to induce any customer of the Company to terminate his, her or its association with the Company or do anything, directly or indirectly, to interfere with the business relationship between the Company and any customers of the Company.

                  5.3 Remedies   If the Employee commits a breach, or threatens
to commit a

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breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the parties that any such breach or threatened breach will cause irreparable injury to the Company for which money damages will not provide an adequate remedy. The rights and remedies enumerated above shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  5.4 Reformation of Agreement. In the event that any of the covenants contained in Sections 5.1 or 5.2 of any portion thereof, shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such covenant to the end that the Employee shall be subject to nondisclosure, non-solicitation and non-competition covenants that are reasonable under the circumstances and enforceable by the Company.

                  5.5 Expenses and Enforcement of Covenants. In the event that any action, suit or other proceeding at law or in equity is brought to enforce any of the covenants in Sections 5.1 or 5.2 or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

         6 NOTICES.

         All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by prepaid telegram, or mailed postage prepaid, by certified mail (notices sent by telegram or mailed shall be deemed to have been given and shall be effective on the date of dispatch or mailing, as the case may be) to the parties at the following addresses or at such other address for a party as such party may from time-to-time designate by notice in writing to the other party in accordance therewith:

         (a)      If to the Company, to:

                           GLB BANCORP
                           7001 Center Street
                           Mentor, Ohio 44060
                           Attention:       Chairman, Board of Directors


         (b)      If to the Employee:

                           Mr. RICHARD T. FLENNER, JR.
                           7001 Center Street
                           Mentor, Ohio 44060

         7.    GENERAL.

                  7.1 Binding Effect; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Employee, his heirs at law, legatees, distributees,

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executors, administrators, other legal representatives and permitted assigns, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Employee may not assign, pledge or encumber in any way all or part of his interest under this Agreement without the prior written consent of the Company.

                  If the Company should merge or consolidate with, or sell all or substantially all of its assets to, any other corporation or party, then the provisions of this Agreement shall be binding upon and shall inure to the benefit of the corporation resulting from such merger or consolidation or the other corporation, or party to whom such assets are sold.

                  7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio as applies to contracts made and to be performed entirely within such State.

                  7.3 Headings. The section headings contained in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  7.4 Recovery of Attorney Fees and Expenses   In the event that
any action is brought for breach of any of the provisions hereof by either party hereto, and in the further event that such breach is established, then and in such event, the non-breaching party shall be entitled to recover reasonable attorney fees and other expenses associated with the bringing and prosecution of such action.

                  7.5 No Personal Liability   Employee agrees that in no event
shall any officer, director, shareholder, or employee of Company have any personal liability in contract or in tort to Employee in connection with any breach of alleged breach of this Agreement, it being agreed by Employee that Employee shall look solely to Company for any breach or alleged breach hereof.

                  7.6 Representation by Employee   Employee represents that he
is not bound by any contract or agreement which would operate to impair, restrict or limit Employee's legal ability to enter into this Agreement and/or to fulfill Employee's responsibilities hereunder.

                  7.7 Condition Subsequent   Employee acknowledges that
Company's obligations hereunder are conditioned and contingent upon the adoption of a Resolution by Company's Board of Directors prior to the commencement of the Employment Period, approving the terms and conditions hereof.


         IN WITNESS WHEREOF, the parties personally or by their duly authorized officers have executed this Agreement as of the date first above written.


EMPLOYEE:                         COMPANY:
RICHARD T. FLENNER, JR.           GLB BANCORP

/s/ Richard T. Flenner Jr.        BY:      /s/ Richard M. Osborne
----------------------------               ----------------------
Richard T. Flenner, Jr.                    Richard M. Osborne, Vice Chairman
                                           of the Board


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